EXHIBIT 10,1

SETTLEMENT, MUTUAL RELEASE, AND INDEMNIFICATION AGREEMENT

THIS SETTLEMENT, MUTUAL RELEASE, AND INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of the 16th day of November, 2015 (the “Effective Date”) by and between Hyatt Corporation, a Delaware corporation with its principal place of business at 71 South Wacker Drive, Chicago, Illinois 60606 (hereinafter “Hyatt”) and SignalShare Infrastructure, Inc., a Nevada corporation with its principal place of business at 11101 West 120th Avenue, Suite 200, Broomfield, Colorado 80021 (hereinafter “SSI”), as the assignee and wholly-owned subsidiary of Roomlinx, Inc., a Nevada corporation with its principal place of business at 2150 West 6th Avenue, Broomfield, Colorado 80020 (hereinafter “Roomlinx”).  This Agreement refers to Hyatt and SSI individually as a “Party,” and to both entities collectively as the “Parties.”

RECITALS

WHEREAS, Hyatt and/or its Affiliates (as defined in Exhibit 1) manage, own, or franchise hotels under the Hyatt brand or other various brands, including, without limitation, Park Hyatt, Grand Hyatt, Hyatt Regency, and Andaz;

WHEREAS, Hyatt and Roomlinx entered into a Master Services & Equipment Purchase Agreement (the “MSA”) on or about March 12, 2012;

WHEREAS, Roomlinx and various Hotels (as defined in Exhibit 1) entered into Hotel Services & Equipment Purchase Agreements (the “HSAs”);

WHEREAS, as part of certain HSAs, Roomlinx and various Hotels entered into Service Level Agreements (“SLAs”), which were attached as exhibits and incorporated into said HSAs;

WHEREAS, the term “HSAs” and “Amended HSAs” (as defined below) shall include any SLAs attached as exhibits and incorporated into any HSAs or Amended HSAs;

WHEREAS, Roomlinx agreed to provide high speed internet access, including the equipment, network design, implementation, maintenance and support services (the “HSIA System and Services”);

WHEREAS, Roomlinx agreed to provide (a) content-provider services, including access to movies, music, video games, interactive services, business applications, and communication tools, and other types of programming, media, and certain other content; (b) an interactive information and entertainment system to deliver content, which is comprised of a remote control, a media console, such as a set-top box or related device, wireless keyboard, graphical user interface, database, and all other equipment and user software to operate on a high-speed local area network, and installed, maintained, and supported such system; and (c) satellite or cable free to guest in-room programming (collectively, the “TV Services”);

WHEREAS, Hyatt contends that Roomlinx breached the MSA and HSAs by, among other things, failure to provide adequate system availability and failure to deliver reliable, operable systems;

WHEREAS, Hyatt demanded the return of deposits made pursuant to certain HSAs;

WHEREAS, Roomlinx denies any alleged breach of contract, and denies that Hyatt is entitled to the return of the aforementioned deposits;

WHEREAS, RMLX Merger Corp. merged with and into Signal Point Holdings Corp. (“SPHC”) and its operating subsidiaries, Signal Point Telecommunications Corp., SignalShare, LLC., and SignalShare Software Development Corp., becoming wholly-owned subsidiaries of Roomlinx.  In turn, Roomlinx transferred substantially all of its assets and liabilities to SSI, a wholly-owned subsidiary;

WHEREAS, Roomlinx assigned, and SSI assumed, all rights and obligations under the MSA and HSAs;

WHEREAS, SSI has authority to modify, terminate, and/or otherwise amend the MSA and HSAs;

WHEREAS, Hyatt has the authority to modify, terminate, and/or otherwise amend the MSA and HSAs, except as set forth herein;

WHEREAS, Hyatt, its Affiliates, and/or various Hotels state that they have previously terminated the HSAs relating to the Hyatt Regency O’Hare, Hyatt Regency Indianapolis, Hyatt Regency Greenwich, Grand Hyatt New York, Hyatt Regency Coconut Point, and Hyatt Regency Lake Tahoe (collectively, for the purposes of this Settlement Agreement, the “Terminated HSAs,” unless otherwise noted);

WHEREAS, Roomlinx and SSI dispute the termination of the Terminated HSAs;

WHEREAS, Hyatt, and its Affiliates, and/or various Hotels desire to continue HSIA services;

WHEREAS, the Parties mutually desire to amend all executed HSAs that are not identified in this Agreement as Terminated HSAs (individually, the “Amended HSA,” and collectively, the “Amended HSAs”);

WHEREAS, the Parties desire to amicably resolve the disputes identified in this Agreement on the terms described below, without any admission of liability or fault on the part of either Party;

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration set forth below, the Parties hereby agree as follows:

AGREEMENT

1.	Definitions. All initially capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the attached Exhibit 1.

2.
Terminated HSAs.  The Parties mutually agree that the HSAs relating to the Hyatt Regency Indianapolis, Hyatt Regency Greenwich, Grand Hyatt New York, Hyatt Regency Coconut Point, and Hyatt Regency Lake Tahoe were terminated, effective October 1, 2014, and that the HSA relating to the Hyatt Regency O’Hare was terminated, effective April 8, 2015.

3.	Amended HSAs. The Parties hereby agree to amend the Amended HSAs, as of the Effective Date, as follows:

a.           TV Services.

i.
SSI shall enter into good faith negotiations with Guest-Tek Interactive Entertainment Ltd. (“Guest-Tek”) and Sonifi Solutions, Inc. (“Sonifi”) (individually, the “TV Services Provider”) to reach an agreement whereby SSI would sell and assign, and the TV Services Provider would purchase and assume, the rights and obligations to perform TV Services for the remainder of the Amended HSAs’ respective terms (the “Purchase, Assignment, and Assumption”).

ii.
SSI and the TV Services Provider shall execute documents effectuating the Purchase, Assignment, and Assumption (the “TV Services Agreement”) no later than forty-five (45) days after the Effective Date.  Prior to execution, SSI shall forward the draft TV Services Agreement for Hyatt’s review and suggested input.

iii.
SSI’s ability to assign, and the TV Services Provider’s ability to assume the Amended HSAs for TV Services, whether through the TV Services Agreement or otherwise, is expressly premised upon Hyatt’s prior written consent.  Said consent shall not be unreasonably withheld, except that Hyatt’s consent is expressly premised upon the TV Services Provider’s agreement to be bound by the terms stated in Sections 3(a)(ii) – (vi).

iv.	Those Hotels operating under the Amended HSAs for TV Services shall transfer to the TV Services Provider’s platform within ninety (90) days after execution of the TV Services Agreement.

v.
For a period of up to ninety (90) days after a Hotel’s TV Exhibit is terminated, SSI shall furnish Transition Services.  As used herein, the term “Transition Services” means the services SSI will provide to assist Hyatt, its Affiliates, the Hotels, and/or the TV Services Provider in moving the TV Services to the TV Services Provider’s replacement system to ensure that TV Services can continue uninterrupted, including, as applicable, the removal of any licensed software and third-party software and the immediate return of, in a format agreeable to Hyatt, all Data, Guest Data, Use Data, Hyatt Materials and Hyatt Confidential Information (as those terms are defined in Exhibit 1) provided or otherwise made available to Service Provider (as defined in Exhibit 1) under the MSA, HSAs, or Amended HSAs. SSI shall provide an invoice for its Administrative Costs (which shall be capped at a total of $250,000 and shall include payments for incentive payments and retention costs) related to its performance of Transition Services, and shall be compensated as detailed in Section 4, below.  All services performed or delivered as part of Transition Services shall be subject to the warranty and other provisions of the MSA, HSAs, and/or Amended HSAs.

vi.
At the expiration of an individual Amended HSA’s term or within nine (9) months after execution of the TV Services Agreement, whichever is sooner, the Hotels and the TV Services Provider shall (A) fully terminate all contractual provisions pertaining to the TV Services, including, but not limited to, the TV Exhibit attached to the Amended HSAs as Exhibit A-3 or A-5, as the case may be (the “TV Exhibit”), if the Amended HSA had not previously expired on its own terms; and (B) enter into new HSAs (“New HSAs”) substantially in the form provided by Hyatt to the TV Services Provider.  Hyatt shall use commercially reasonable efforts to cause each Hotel to pay any outstanding charges due to SSI for TV Services within thirty (30) days of the termination of such Hotel’s TV Exhibit.

vii.
If SSI cannot come to agreement with the TV Services Provider within forty-five (45) days after the Effective Date, the Parties shall wind down SSI’s performance of the TV Services, as coordinated with the Hotels, and fully terminate all contractual provisions pertaining to the TV Services, including, but not limited to, the TV Exhibit, within twelve (12) months of the Effective Date.  For avoidance of all doubt, any services that are not TV Services, as defined herein, shall continue pursuant to the terms of such applicable agreement(s).

b.           HSIA System and Services.

i.
Notwithstanding the provisions of Section 3(a) above, the Parties hereby agree to extend the term of the Amended HSAs for an additional thirty-six (36) months from the date of the expiration of such Amended HSA for the HSIA System and Services (Exhibit A-1 to Amended HSAs), including those conference room services detailed in Exhibit A-2 to the Amended HSAs.

ii.
The Parties mutually acknowledge that approval of one (1) or more Owners (as defined in Exhibit 1) may be required to extend the term of an individual Amended HSA.  Hyatt shall engage in a good faith effort to procure Owner approval to extend the term of the Amended HSAs, where said approval is required by contract or otherwise.  If Hyatt is unable to procure the required Owner consent within ninety (90) days of the Effective Date, the Parties agree that they will not extend the term of any Amended HSA requiring Owner consent.

iii.
SSI shall be considered an approved and preferred High Speed Internet Access (“HSIA”) vendor for the Hotels, provided that SSI meets the same standards as all other vendors seeking approved HSIA vendor status.

iv.
Notwithstanding any provision of the Amended HSAs to the contrary, SSI may assign any Amended HSA (with respect to HSIA System and Services only) to a subsidiary for Roomlinx upon sixty (60) days prior written notice to Hyatt, provided, however, such subsidiary must be at least 51% controlled by Roomlinx.

c.	Remaining Terms. All other terms of the Amended HSAs shall remain in full force and effect.

4.
Deposits.  The Parties agree that the outstanding deposits paid by Hyatt, its Affiliates, and/or the Hotels to Service Provider total $966,035.77 (the “Deposits”).  The Parties further agree that the Deposits shall be applied toward administrative costs, fees, or other expenses (such as incentive payments and retention costs) incurred by SSI in the performance of the Transition Services (the “Administrative Costs”), provided, however, the amount of Administrative Costs applied against the Deposits shall not exceed $250,000.00.  After payment of the Administrative Costs, all remaining portions of the Deposits shall be applied toward a fifteen percent (15%) credit for any Hotel HSIA installations occurring after the Effective Date, until said Deposits are exhausted.

5.
Conference Center.  SSI and its affiliates shall have the right to bid upon any new WiFi installations and upgrades of any Hotel convention center business.  Hyatt, its Affiliates, and/or the Hotels shall have the right to accept or reject SSI’s bid, at Hyatt’s, its Affiliates’, and/or the Hotels’ sole discretion, as the case may be.

6.	Mutual Releases and Indemnification.

a.	Past and Present Claims.

i.
SSI, on its own behalf and on behalf of its past, present, and future shareholders, members, principals, directors, officers, employees, agents, representatives, attorneys, parent corporations, parent limited liability companies, subsidiaries, affiliates, predecessors, successors, heirs, executors, and assigns, hereby releases Hyatt, its Affiliates, the Hotels, and Owners, and its and their past, present, and future shareholders, members, principals, directors, officers, employees, agents, representatives, attorneys, parent corporations, parent limited liability companies, subsidiaries, affiliates, predecessors, successors, heirs, executors, and assigns from any and all legal, equitable, or other statutory and common law claims by and between SSI, on the one hand, and Hyatt, its Affiliates, the Hotels, and Owners, on the other, whether known or unknown, suspected or unsuspected, existing at any time up to the Effective Date, that in any way arise out of or relate to the MSA or HSAs.

ii.
Hyatt, its Affiliates, the Hotels, and Owners, on its and their own behalf and on behalf of its and their past, present, and future shareholders, members, principals, directors, officers, employees, agents, representatives, attorneys, parent corporations, parent limited liability companies, subsidiaries, affiliates, predecessors, successors, heirs, executors, and assigns, hereby release SSI and Roomlinx, Inc., and their respective past, present, and future shareholders, members, principals, directors, officers, employees, agents, representatives, attorneys, parent corporations, parent limited liability companies, subsidiaries, affiliates, predecessors, successors, heirs, executors, and assigns from any and all legal, equitable, or other statutory and common law claims by and between Hyatt, its Affiliates, the Hotels, and Owners, on the one hand, and SSI, on the other, whether known or unknown, suspected or unsuspected, existing at any time up to the Effective Date, that in any way arise out of or relate to the MSA or HSAs.  Hyatt represents and warrants that it has authority to enter into this Section 6(a)(ii) on behalf of itself, its Affiliates, the Hotels, and Owners.

b.
Future Claims.  The Parties acknowledge that this Agreement does not release any claims by and between the Parties arising out of or relating to the MSA, HSAs or Amended HSAs accruing after the Effective Date.

c.	Third-Party Claims.

i.
Representation and Warranty.  SSI represents and warrants that all items, materials, and services provided or to be provided by Service Provider pursuant to the MSA, HSAs, or Amended HSAs are and will be free from all liens, charges, and encumbrances, up to and including one hundred eighty (180) days after the last date SSI and/or its employees, agents, suppliers or subcontractors perform Transition Services and SSI shall indemnify, defend and hold harmless Hyatt, its Affiliates, and the Hotels and each of their respective directors, officers, employees and agents from all judgments, awards, claims, demands, damages and expenses (including court costs and reasonable attorneys’ fees) arising from any claim, demand, lien, charge, encumbrance, or action by a third-party in relation any claim by Service Provider’s subcontractors, vendors or suppliers related to the MSA, HSAs, or Amended HSAs, or any labor, materials, equipment or any other item provided for the benefit of Hyatt, its Affiliates, or the Hotels.

ii.
Indemnification.  In addition to the indemnification obligations stated in Section 8 of the MSA, which is expressly incorporated by reference herein, SSI shall indemnify, defend and hold harmless Hyatt, its Affiliates, and the Hotels and each of their respective directors, officers, employees and agents from all judgments, awards, claims, demands, damages and expenses (including court costs and reasonable attorneys’ fees) arising from any claim, demand, lien, charge, encumbrance, or action by a third-party in relation any claim by Service Provider’s subcontractors, suppliers or creditors related to the MSA, HSAs, or Amended HSAs, or any labor, materials, equipment or any other item provided for the benefit of Hyatt, its Affiliates, or the Hotels.

7.	Notices.

a.
Notices.  All notices or other communications to be given or that may be given by either Party to the other shall be deemed to have been duly given when made in writing and delivered in person; delivery by a nationally recognized overnight courier service; sent by United States mail, postage prepaid, certified, return receipt requested; or sent via facsimile with confirmation of receipt with a copy to follow through the United States mail as required above, in each case addressed as follows:

If to SSI:	__________________________________
SignalShare Infrastructure, Inc.
11101 West 120th Avenue, Suite 200
Broomfield, Colorado 80021

With a copy to:	Attention: Legal Department
Signal Point Communications
433 Hackensack Ave, 6th Floor
Hackensack, New Jersey

If to Hyatt:	Attention: General Counsel
Hyatt Corporation
71 S. Wacker Drive
Chicago, Illinois 60606

With a copy to:	Attention: Greg Duff
Garvey Schubert Barer
1191 Second Avenue
18th floor
Seattle, Washington 98101
Fax: 206.464.0125

b.
Timing of Delivery.  All such notices or communications shall be deemed given as follows:  (i) if personally delivered, delivered by a nationally recognized overnight courier service, or sent via facsimile with confirmation of receipt with a copy to follow by United States mail, on the date so delivered; or (ii) if mailed by United States mail, postage prepaid, certified, return receipt requested, five (5) calendar days after the date so mailed or on the date the return receipt is signed, whichever is earlier.  The address to which notices or communications may be given to either Party may be changed by written notice given by one Party to the other pursuant to this Section.

8.	Dispute Resolution.

a.
Scope.  Except as otherwise expressly provided in this Agreement, the Parties agree that any dispute or controversy between the Parties arising out of or related to this Agreement (“Dispute”) shall be resolved exclusively in accordance with the procedures set forth in this Section.  The Parties agree that the procedures set forth in this Section shall not be applicable to disputes or controversies arising in connection with third-party claims against one or both of the Parties to this Agreement, or to any claim, action, suit, or proceeding seeking specific enforcement of the provisions of this Agreement.

b.
Good Faith Negotiations.  The Parties shall make commercially reasonable efforts to amicably resolve all Disputes by good faith negotiation within thirty (30) calendar days following delivery of such request for resolution.

c.
Pursuit of Legal and Equitable Remedies.  If a Dispute cannot be resolved within the thirty (30) days set forth above, a Party may seek all available legal and equitable remedies (“Legal Remedy” or “Legal Remedies”).  This Agreement shall be governed by the laws of the State of New York, without regard to any conflict of law provisions.  Jurisdiction and venue for any Legal Remedy shall lie exclusively with state or federal courts with jurisdiction in New York, New York.

d.
Substantially Prevailing Party.  In the event a Party pursues any Legal Remedy arising out of or related to this Agreement, the substantially prevailing Party shall be entitled to reasonable attorneys’ fees and costs, including those fees and costs incurred on appeal or in any bankruptcy proceeding.  For purposes of the Agreement, the “substantially prevailing party” is the Party which successfully prosecutes the Legal Remedy or successfully defends against it and prevails on the main issues, even if not necessarily to the extent of its original contentions.

e.
Duties During Disputes.  The Parties shall continue to fulfill all payment obligations and SSI shall continue to provide Services pursuant to the MSA, Amended HSAs, SLAs, and this Agreement during a Dispute.

9.	Voluntary Agreement. This Agreement is given voluntarily and without any duress or undue influence on the part of any person, firm, or corporation.

10.
Compromise.  This Agreement compromises and settles claims that are denied and contested. Nothing in this Agreement shall be construed to be an admission by any Party to this Agreement. Each of the Parties denies any liability in connection with any claim and intends hereby solely to avoid litigation. This Agreement shall not be used in any way as evidence against any Party, except for the enforcement of this Agreement.

11.
Successors and Assigns.  The Parties make this Agreement for the benefit of themselves and their past, present, and future agents, representatives, shareholders, principals, attorneys, affiliates, parent corporations, subsidiaries, officers, directors, employees, predecessors, successors, heirs, executors, or assigns.

12.
Waivers.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided therein or by law or in equity.

13.
Severability.  If for any reason any provision of this Agreement is determined to be invalid or unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable.  If a Court declines to amend this Agreement as provided herein, the remaining provisions of this Agreement nevertheless shall be construed, performed, and enforced as if the invalidated or unenforceable provision had not been included in the text of the Agreement.

14.
Authority.  Each Party hereby warrants and represents that it has the authority to enter into this Agreement and is the sole and lawful owner of all rights, title, and interest in and to all matters that each such Party released pursuant to Section 6, and that it has not previously assigned or transferred, or purported to assign or transfer, any of the released matters, in whole or in part, to any other person or entity.

15.
Signatures.  The Parties hereby manifest their assent to the terms of this Agreement by their signatures below. The undersigned represent that they are authorized to execute this Agreement on behalf of the Party on whose behalf they sign. Each of the Parties represents that it has read this Agreement, has had an opportunity to consult with counsel, and signs this Agreement voluntarily on its own behalf.

16.
Entire Agreement.  This Agreement (with all Exhibits attached hereto) contains the entire agreement between the Parties hereto, and supersedes any prior agreement, promise, or understanding related hereto.  No representations, inducements, promises, or agreements, oral or written, between the Parties not embodied herein, shall be of any force or effect.

17.	Amendment of Agreement. This Agreement may be amended, modified, or waived only by a written instrument signed by the Parties hereto.

18.
Headings.  The headings used in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Agreement nor the intent of any provision thereof.

19.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Executed counterparts may be exchanged by facsimile transmission or in .pdf format via electronic mail to counsel for the Parties.

IN WITNESS THEREOF, the Parties affix their signatures hereto:

HYATT CORPORATION

By: /s/   Alex Zoghlin
Its:        Global Head of Technology
Dated:   November 4, 2015

SIGNALSHARE INFRASTRUCTURE, INC.

By:  /s/  Aaron Dobrinsky
Its:         Chief Executive Officer
Dated:   November 16, 2015

EXHIBIT 1

DEFINITIONS

“Affiliates” means, with respect to a given entity, an entity that is controlled by or under common control with such entity, where “control” means an entity’s (a) ownership, directly or indirectly, of equity securities entitling it to exercise in the aggregate at least fifty percent (50%) of the voting power of another entity; or (b) possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of or with respect to another entity, whether through the ownership of securities, by contract, or otherwise.

“Custom Applications” means those custom directories, interfaces or applications, if any, developed by Service Provider (as defined below) for Hyatt under the MSA for Hyatt’s, its Affiliates’, or the Hotel’s use with TV Services or HSIA System and Services.

“Data” means all electronic data and/or information submitted to or processed by Service Provider and all data generated therefrom.

“Guest Data” means any and all information (including without limitation, any Personal Information (as defined below)) regarding any guest, customer or patron of Hyatt, its Affiliates, or the Hotels provided to, or accessible by, Service Provider in the course of its performance under the MSA, any HSA, or any Amended HSA.

“Hotel” or “Hotels” means the hotels that are (a) owned and operated by Hyatt (or its Affiliates) and located in the Territory (as defined below); (b) located in the Territory (as defined below) and owned by a third-party, but operated or managed by Hyatt (or its Affiliates); or (c) located in the Territory and franchised by Hyatt (or its Affiliates).

“Hyatt Confidential Information” includes, without limitation: (a) Guest Data; (b) information concerning both successful and unsuccessful tests, ideas and technologies conducted or developed by Hyatt or by Service Provider on Hyatt’s behalf in the course of its performance under the MSA, HSAs, or Amended HSAs; (c) Use Data (as defined below); (d) information concerning Hyatt’s business or business plans (including information regarding its vendors and subcontractors other than Service Provider); (e) information that Hyatt maintains for its internal business purposes, including, but not limited to, information regarding Hyatt’s guests, customers, vendors and employees; (f) information disclosed to Service Provider or its authorized subcontractors in conversations verbally noted as “Confidential” or in documents marked “Confidential”; (g) any Custom Applications; and (h) any other information that Service Provider is informed or reasonably ought to know Hyatt regards as confidential.

“Hyatt Materials” means any materials provided by or on behalf of Hyatt for use by Service Provider in connection with the Services including but not limited to text, graphical content, URL addresses, images, data or code proprietary to or licensed from a third-party by Hyatt.

“Owner” or “Owners” means the owner or owners of certain real property, along with the hotel and related improvements contained thereon, with whom Hyatt or its Affiliates contract to manage, franchise, or otherwise operate a hotel.

“Personal Information” means any information relating to an identified or identifiable natural person.

“Service Provider” means Roomlinx, Inc. and SignalShare Infrastructure, Inc.

“Territory” means the United States, Canada, and the Caribbean.

“Use Data” means all information related to or generated by Hyatt, its Affiliates, and/or the Hotels or these entities’ guests’ use of TV Services or HSIA System and Services.